UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  July 17, 2008

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

Attachment I of this Form 8-K contains the prepared remarks for IBM’s Chief Financial Officer Mark Loughridge’s second quarter earnings presentation to securities analysts on July 17, 2008.  Certain reconciliation and other information (“Non-GAAP Supplementary Materials”) for this presentation was included in Attachment II to the Form 8-K that IBM submitted on July 17, 2008, which included IBM’s press release dated July 17, 2008.  All of the information in Attachment I is hereby filed.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: July 18, 2008

	By:	/s/ James J. Kavanaugh
James J. Kavanaugh
Vice President and Controller

3

ATTACHMENT I

INTRODUCTION

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM.  I’m here with Mark Loughridge, IBM’s Senior Vice President and Chief Financial Officer.  Thank you for joining our second quarter earnings presentation.

The prepared remarks will be available in roughly an hour, and a replay of this webcast will be posted to our Investor Relations website by this time tomorrow.

Our presentation includes certain non-GAAP financial measures, in an effort to provide additional information to investors.  All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end, and in the Form 8-K submitted to the SEC.

Let me remind you that certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.

Those statements involve a number of factors that could cause actual results to differ materially.

Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Now, I’ll turn the call over to Mark Loughridge.

2Q 2008 SUMMARY

Thanks for joining us today.

To start out the call, I’ve got to say that this is one of the best quarters I’ve ever seen, and remember we delivered an outstanding second quarter a year ago.  So these are truly powerful results.

To drive these results, we have been executing a strategy that aligns investments to growth opportunities.  In the emerging markets we’ve been investing to capture the opportunity created from the build-out of the infrastructures in these high growth economies.  While in the more established markets, we’re managing our business for productivity, and we’re delivering solutions that provide value to our clients.  In this environment, our customers are looking for ways to save cost, conserve capital, and manage risk.

With this strategy, this quarter we performed better than ever, and it shows in our results — with almost $27 billion in revenue — up 13 percent — or 6 percent at constant currency, earnings per share growth of 28 percent, and free cash flow up almost $1 billion year to year.

When we get into the details, you’ll see that growth improved in all three of the geographies at constant currency, led by Europe.  We also had better performance in software and systems, with systems getting a boost from our mainframe and POWER6 product ramps.  At the same time, our services momentum continued, with great revenue growth, signings growth, and margin expansion.

Now, while Services has been delivering strong growth, it is also an important element of our annuity businesses.  About half of IBM’s revenue is from annuity businesses, which provide a solid base of revenue and cash.

Our performance this quarter reflects the strength of IBM’s unique business model — delivering breakthrough technologies and business know-how to our clients — built for both emerging and established markets.  So, we had a strong quarter, and first half.

In April, I told you that we expected full year 2008 earnings per share of at least $8.50.  Now, after the second quarter, we’re taking our view of the year up by another 25 cents, and we now expect earnings per share of at least $8.75, which is growth of at least 22 percent over 2007 reported results.

Since the beginning of the year, we’ve increased EPS expectations by $.85.

So now let’s turn to the financial summary.

2Q 2008 FINANCIAL SUMMARY

Our revenue of $26.8 billion is up 13 percent as reported, and 6 percent at constant currency.

Now these would be strong results in any economy, let alone today’s dynamic global environment, but as I mentioned, a year ago we had a strong second quarter with 6 percent constant currency growth.  So this is outstanding growth compared to an equally powerful quarter last year.

You see the benefit of our operating leverage throughout the entire P&L.  Gross margin expanded 1.4 points, led by services and systems.  Pre-tax income dollars grew 21 percent, and PTI margin expanded 1 point.  And with a half point improvement in our tax rate, net income grew 22 percent and margin expanded to 10.3 percent.

Bottom line, we delivered $1.98 of EPS, up 28 percent year to year over our reported results last year.  You’ll remember last year we had an $80 million pre-tax gain for the sale of our printer business, which was $.05 per share.  So without the second quarter ‘07 gain, which I know is the way you view our business, our earnings per share was up 32 percent.

So now, let’s get into the details of the quarter, starting with three different views of revenue.

REVENUE BY GEOGRAPHY

Growth in all geographies accelerated from last quarter.  At constant currency, Americas was up 6 percent, Europe up 7 percent, and Asia Pacific up 6 percent.  So growth not only accelerated, but was also very consistent across the geographies.

In the established countries, which we address through our major markets organization, our value proposition and our new technologies fueled strong growth.

The U.S. had another very good quarter, up 5 percent, and Canada accelerated to 11 percent growth at constant currency.  In Europe, at constant currency Germany was up 7 percent, France was up 6 percent, Italy up 5 percent and the U.K. up 4 percent.  And while Japan was down year to year, it did improve modestly from last quarter.

Our performance in the emerging markets also accelerated.  We address the emerging markets through our new “growth markets” organization.  These countries represented 18 percent of IBM’s geographic revenue in the quarter, and together grew 21 percent as reported, and 14 percent at constant currency.  And the BRIC countries subset grew 31 percent, or 20 percent at constant currency.  This was led by explosive growth in India.

GEOGRAPHIC MIX — 1H 2008

Now I want to take a minute to show you our performance on this same basis for the first half.  These countries coded in blue represent our major markets organization, which as I just mentioned, address the more established markets.  The countries coded in green comprise our growth markets organization.  The countries in darker green each grew at greater than 10 percent in local currency.  I think this makes it clear that our growth markets organization covers a lot more than just the BRIC countries, across Latin America, Eastern Europe, Africa, and Asia.  The base is large, and for the first half, these countries represent 17 percent of our revenue.  And they’re growing rapidly, collectively up 13 percent year to year.

Now let me give you a couple of examples of the kinds of things we are doing in with our clients in these emerging markets.

In the Czech Republic, we are helping the Ministry of Finance automate their tax systems.  In Russia, we have consolidated the settlement systems for the Central Bank of the Russia and provided a centralized disaster recovery solution.  In addition, our Information Warehouse and Cognos products were selected as the platform to analyze each member bank’s compliance with various regulations, like Basel II.  And in China we are partnering with one of the country’s largest real estate companies to construct a new financial management system, to meet the needs of a rapidly growing enterprise.

So we’re not just selling products, we’re selling major backbone solutions as these high growth economies build out their infrastructure, and we expect these rapidly growing markets to continue to fuel IBM’s revenue and profit engine in the second half of 2008 — and into the future.

Now I’ll give you a snapshot of revenue by sector.

REVENUE BY KEY INDUSTRY SALES UNIT

Revenue from our industry sales units was up 14 percent, or 7 percent at constant currency.  All sectors grew, again led by the Communications sector.

It’s the second consecutive quarter of double-digit constant currency growth for Communications, with continued strength in the Telecom and Utilities industries.

Our worldwide Financial Services growth accelerated to 15 percent growth, or 6 percent at constant currency.  Now while the U.S. revenue was down 2 percent, outside the U.S., where we have about 75 percent of our business, revenue was up 22 percent, or 9 percent at constant currency.

Financial Services results were inline with our total sector performance for the third consecutive quarter, and overall we believe we gained share this quarter.

Revenue from our small and medium business clients increased 13 percent, or 6 percent at constant currency, driven by continued strength in the growth markets, which were up 15 percent in local currency.

In the major markets, our SMB business returned to growth, with good acceptance of our new System p offering and broad-based growth in our software portfolio.

So now let’s look at our revenue by segment

REVENUE BY SEGMENT

Our two services segments had another great quarter.  Our success was broad-based, with double-digit growth in all lines of business.

Software growth improved to 17 percent, compared to a great second quarter of last year.

In Systems and Technology, Systems improved to 10 percent growth, led by outstanding performance in our high end servers.

In Global Financing, while the overall growth was impacted by a decline in the sales of used equipment, our financing revenue was up year to year.

So now let’s turn to Expense

EXPENSE SUMMARY

Total Expense and Other Income increased 15 percent.  With 13 percent revenue growth, our expense-to-revenue ratio was up about 40 basis points year to year.

Now peeling back the 15 percent growth in expense, approximately 8 points of growth was due to currency.  And we “estimate” that 6 points of growth is from acquisitions, with a full quarter of Cognos and Telelogic spending.  So operational expense was flat year to year.  Now within this, we covered interest expense from our ASR, which impacted our expense growth by almost a point.

But we’re not taking a mallet to our spending to keep the operational expense flat.  We’re executing our investment strategy and allocating our spending to areas where we see the best opportunity.  For example, this quarter our operational SG&A expense, that’s without currency and acquisitions, was flat.

In our growth markets, where we’re investing to capture the fast growing opportunity, SG&A was up about 12 percent, while the rest of the world was down 1 percent.

So let me give you a couple of examples of the kinds of investments we’re making in the growth markets organization.  In Vietnam we established a sales team to pioneer System z, and won our first mainframe account in June at a Vietnamese bank.  In Latin America, we’re adding resources to regional cities in Brazil, Mexico, Colombia, and Argentina to reach out to our small and medium business clients.  In Bangalore, we created the Systems Solution Center to provide proof of concept and training to our customers.  So, we’ve been focused on the strategy of aligning our investments to growth for some time, and I think you’ll agree it’s really paying off.

Now, before we move on to margins, I’ll comment on the items that significantly impacted our profit growth this quarter.

First, retirement-related plans generated about $380 million of cost and expense in the quarter, for a savings of about $250 million year to year.  But pension is just one category of compensation.  When you look at all forms of compensation, salary, bonus, equity awards, retirement-related plans, our total compensation is up about $800 million year to year.

AR provisions were up about $60 million, driven by a higher level of receivables and additional reserves for specific customers.  This increased our coverage by 10 basis points from the first quarter to 1.7 percent.

And within Other Income and Expense, there are a couple of items that drove the higher level of expense. First, while our cash balance remains strong, decreasing interest rates resulted in a reduction to Interest Income of about $50 million.  And second, let’s look at the impact from our hedging programs.  We hedge the major cash flows to mitigate the effect of currency volatility as we manage our cash globally.  The impact of these hedging programs is reflected principally in Other Income and Expense, and cost of goods sold.  This quarter, these hedging losses in Other Income and Expense were higher year to year by almost $90 million.

Now let’s turn to margins

MARGINS BY SEGMENT

We had broad based margin expansion again this quarter led by increases in both services segments

Our software gross margin declined, as we integrated Cognos and Telelogic but good productivity drove expansion in pre-tax margin.

And with improving revenue dynamics due to strong acceptance of our high end systems products both gross and pre-tax margin improved in the Systems and Technology segment

So now let’s turn to the segments, starting with Services

SERVICES SEGMENTS

Our two Global Services segments continued their momentum and delivered powerful results again this quarter.

Total Services revenue was $15.2 billion, up 16 percent as reported and 8 percent at constant currency.  This is the fourth consecutive quarter that Global Services revenue growth has been above our longer term objectives.

Signings were $14.7 billion at actual rates, up 12 percent; while at constant currency; signings were $12.2 billion, up 4 percent year to year.  Our short term signings were up 18 percent at actual rates and up 9 percent at constant currency, while long term signings were up 7 percent at actual rates, and were flat at constant currency.

We signed 13 deals larger than $100 million, and our backlog was an estimated $117 billion at constant currency, up $1 billion year to year.

The demand environment was very consistent with first quarter.  In the growth markets, where clients are focused on infrastructure build-out and growth opportunities, we’ve had good performance in both long and short term signings.  At constant currency, long term signings are up over 70 percent, and short term up 25 percent.

In the major markets, clients continue to favor solutions that deliver shorter time to value.  We’ve seen good results in the shorter term businesses, with signings up 7 percent at constant currency, including the U.S., which was up a very strong 17 percent.  Long term signings in the major markets were down 10 percent at constant currency.

So you can see that these results validate our strategy for both emerging and more established markets.  The emerging markets are focused on longer term infrastructure plays.  For example, Idea Cellular, one of the top five telecom providers in India, strengthened its relationship with IBM by awarding GTS additional scope this quarter.  This includes support for geographic expansion, new transformation projects, and a further scaling of the current infrastructure to enable the company’s rapid growth.

In the more established markets, our offerings that drive cost savings and time to value are vital to our clients in this environment.  For example, this quarter GBS was awarded a contract to help transform Pfizer’s manufacturing organization into a globally integrated, agile, and demand-driven supply network.  IBM will provide business process design, systems integration, and application support focused on new common business processes to reduce costs and improve supply chain operations.

So these results are being driven by offerings that work well in each of these very different environments.

So now I’ll give you some specifics on the segment results.

For Global Technology Services, revenue was up 15 percent and 8 percent at constant currency.  We had double-digit growth in all lines of business.

Signings were up 14 percent at actual rates, with short term up 16 percent and long term up 13 percent.  At constant currency, GTS signings were up 9 percent, and in fact both short term and long term were up 9 percent as well.

Our Strategic Outsourcing revenue was up 13 percent.  Driven by prior year signings and continued growth in our base accounts.

Business Transformation Outsourcing was up 29 percent as reported.  We had double-digit revenue growth in the Americas, Europe, and Asia Pacific.  And our BPO Daksh business continued to grow at double-digits.

Integrated Technology Services revenue was up 16 percent.  The momentum in our ITS key infrastructure plays continues.

Now the last couple of quarters I’ve highlighted our success in Green Data Center offerings, and in the second quarter we signed another $220 million of Green Data Center business.

Today I’ll highlight another area, Converged Communications, which helps our clients address increasing costs associated with managing and maintaining separate voice and data networks and equipment.

Converged Communications signings were up 65 percent over the first quarter.  I think this is a good example of where customers are spending to lower costs in the short term, and to drive a lower total cost of ownership.  These key plays represent about a quarter of ITS total signings, and were up 14 percent quarter to quarter.

Maintenance revenue was up 16 percent.  This includes two months of revenue for the services provided to Ricoh Info Print.  This work transitioned to Ricoh in June.

Our Global Technology Services pre-tax profit was up 26 percent, and margin was 9.5 percent, up 0.9 point year to year.  This margin expansion was the result of improved cost structure driven by productivity and last years’ restructuring, a mix to higher value products in ITS, and year to year savings in retirement-related costs.

Turning to Global Business Services, revenue was up 18 percent as reported and up 9 percent at constant currency.  We grew revenue double-digits in all geographies and all sectors.  Total signings were up 9 percent at actual rates and down 2 percent at constant currency.  Within that, short term signings were up 19 percent at actual rates and 9 percent at constant currency.  Our clients continue to be motivated by projects with shorter-term paybacks, and ones that preserve cash and drive cost savings.  Examples are projects that help our clients manage global deployments and integration, create shared services, and replace legacy systems.  These cost savings and efficiency offerings represent over two-thirds of our short term signings on a global basis, and almost 90 percent in the Americas.

We’re also seeing good demand for offerings that help clients meet regulatory requirements through improved compliance and governance, as well as drive innovation in new markets.  For GBS, long term signings were down 9 percent at actual rates and down 20 percent at constant currency.  But remember in second quarter last year long term signings for GBS were up 70 percent year to year, so this was a very tough compare for them.

Global Business Services pre-tax profit was up 31 percent and margin expanded 1.5 points to 11.9 percent.  GBS delivered record levels of pre-tax dollars and margin this quarter.  The improvement was primarily driven by increased utilization, good contract management, and lower retirement-related costs.

SYSTEMS AND TECHNOLOGY SEGMENT

Systems & Technology revenue of $5.2 billion was up 2 percent year to year.  Our systems business grew 10 percent, or 4 percent at constant currency, driven by double-digit growth in System z, POWER systems, and storage. Customers continue to leverage the fast payback from IT efficiencies driven by virtualization and consolidation into high-end systems.

System z revenue was up 32 percent year to year and MIPS grew 34 percent, gaining market share.  The new System z10 Enterprise Class Server has been extremely well received in the marketplace since our announcement at the end of February.  Customers are leveraging the z10 to reduce their technology and energy costs as they simplify their data centers.

We entered the second quarter with a strong deal pipeline, and this quarter, frankly, we were sold out.  Performance was particularly strong in the Americas and Europe, as well as in the Financial Services Sector.

We also shipped a record number of specialty engines this quarter, as our customers and partners are continuing to bring new applications to the mainframe.

Our legacy System i revenue declined 47 percent in the quarter, as we transition our System i customer base to the converged POWER platform.

Converged System p had an outstanding quarter, growing 29 percent, gaining share and extending its market leadership position.

Last quarter we had growth of almost 60 percent in our midrange servers, this quarter we accelerated midrange growth to 68 percent.

High-end servers grew 21 percent, driven by the new POWER6 595 announced early in the second quarter.  The 595 server running AIX became the first and only server to achieve more than six million transactions per minute, offering customers nearly three times the performance per processor core of an HP Superdome at a lower cost.

With POWER6 performance now available across the entire product line, this platform is well positioned to sustain its technical and market leadership as we enter the second half.

System x server revenue declined 5 percent year to year.  While both high-end servers and Blades grew double-digits, we experienced continued softness in the low-end.

Storage revenue was up 12 percent year to year and gained share.  Total disk was up 20 percent, as we had double-digit growth in enterprise disk on continued strength of the DS8000, which was up 24 percent.  We also had strong performance in midrange and low-end disk, growing 28 percent.  Tape declined 2 percent as customers paused in advance of our new high-end product which we announced earlier this week.  We believe we held share in tape.

Microelectronics OEM revenue was down 19 percent.

Overall, Systems and Technology pre-tax income improved 21 percent.  Margins, both gross and pre-tax, improved over a point, reflecting our ongoing shift to higher value as customers virtualize their IT environments.

SOFTWARE SEGMENT

Our software business generated $5.6 billion in revenue, and growth accelerated to 17 percent, or 9 percent at constant currency.

Our branded middleware products grew 21 percent year to year and now account for 55 percent of our total software revenue.

Customer buying priorities in the second quarter were similar to the first quarter — and fall into three broad categories.

First, customers purchased software that can improve their own cost effectiveness and business performance.  The advanced virtualization technologies found in our Z and P operating systems are good examples of this.

Our WebSphere products continued to grow as customers use the power of the Web to lower their cost and expand their reach.

Information Management products provide Information “On Demand” to help improve business performance.  Information Management grew 30 percent in the quarter.  This was fueled by our Cognos acquisition as well as over 30 percent growth in distributed relational database.

The second customer priority is driven by regulatory requirements.  Tivoli security and storage management products address this need and both grew double digits in the second quarter.  This was our 15th consecutive quarter of strong growth in storage management software

And third, customers continued to invest to improve the personal productivity of their workforce, this was clearly demonstrated by the growth in our Lotus family.

Lotus had a terrific quarter, with 21 percent growth, marked by a series of competitive wins in both growth and established markets.

For example, a major bank in Asia licensed over 300,000 Lotus seats.  The bank recognized the rich out-of-the-box capabilities of Lotus Notes as well as the long term product strategy

Software tooling also increases workforce productivity, and our Rational portfolio holds a unique position in the market.  With the addition of Telelogic, IBM has the software tooling to support both applications and embedded system development.  Rational grew 37 percent year to year.

Software segment profit grew 19 percent in the quarter, and this includes the absorption of acquisition-related cost and expense.  With this profit growth, pretax margin expanded to 23.7 percent.

CASH FLOW ANALYSIS

Turning to IBM’s cash performance, we generated $3.7 billion of Free Cash Flow in the quarter.  This is up $1 billion year to year, and was driven by growth in Net Income, improvement in working capital, and outstanding DSO performance.  In fact DSO improved 1.1 days year to year.  And we had a great first half, with Free Cash Flow of $4.3 billion, up $1.8 billion year to year.

Now turning to uses, we’ve invested $2.4 billion in net capital expenditures, and $5.9 billion in acquisitions, to acquire 13 companies including Cognos and Telelogic.

We’ve also returned a very significant amount to shareholders, $8.4 billion, through a combination of dividends and share repurchases.  In the first half we paid out $1.2 billion in dividends, and in April we announced a 25 percent increase in the quarterly dividend.  We have now increased the dividend by 150 percent in the last three years.  And we bought back 62 million shares for $7.2 billion year to date, including $4.7 billion this quarter.  At the end of June we had $8.9 billion remaining from our last board authorization.

I’d like to also note that during the quarter, we achieved a real milestone.  Since the inception of our share repurchase program in the mid-90’s, we’ve invested over $100 billion to repurchase shares at an average price of $69 per share.  So this has been a very effective investment.

So now let’s turn to the balance sheet.

BALANCE SHEET SUMMARY

We finished the second quarter with a strong cash balance of $9.8 billion.

Our non-financing debt was $9.1 billion, and debt-to-cap was 27 percent, essentially flat from last quarter and down from a peak of 47 percent at the end of the second quarter of 2007.  The remaining three-quarters of $34.2 billion of debt is to support our Global Financing business, which is leveraged at 6.8 to 1.

We continue to have seamless access to global capital markets at very competitive rates.   This quarter, we capitalized on our global reach by raising debt from U.S., Swiss and Japanese capital markets.  We issued a $1.5 billion U.S. extendible, a 500 million Swiss Franc bond and a 50 billion Yen syndicated loan.

The balance sheet remains very strong, and well positioned to support the business over long term.

2Q 2008 EPS BRIDGE

So let’s start to wrap up with a discussion of the drivers of our 28 percent earnings per share growth.

We had revenue growth of 13 percent, including 7 points of currency benefit.  At constant mix and margin, this 13 percent revenue growth contributed 20 of the 43 cents of year to year EPS growth.

We again expanded our gross margin, led by services and systems.  This contributed another 19 cents.  Of that, about 8 cents was due to the year to year benefit from our retirement-related plans that flowed to cost.

Our expense growth impacted EPS by 4 cents, though as I mentioned earlier this was driven by currency and acquisitions.

And we generated a benefit of nine cents from our aggressive share repurchases over the last year, mitigated slightly by the additional interest expense related to last year’s ASR.

And finally, a 100 basis point reduction in our tax rate yielded the last penny.

Now I think it’s obvious, but we achieved all of this with the U.S. economy as a headwind, and currency as a tailwind.  But bottom line, the IBM business really executed this quarter.

THE IBM DIFFERENCE

Our business model is designed to capture the opportunity and drive solid profit and cash in a global environment.

In emerging markets, growth is fueled by infrastructure build-out.  We’ve got a lot of experience in this area, and we’re investing to capture this massive opportunity.  In the second quarter, countries in our growth markets organization grew 21 percent, or 14 percent at local currency, and made up 18 percent of our geographic revenue base.

This quarter, we also had strong performance in the established countries. As an example, the G7 countries collectively grew 5 percent at constant currency.  We weren’t counting on this kind of growth, so with a focus on productivity, this provided real leverage to the bottom line.

In the established markets, demand was high for offerings that provide cost savings, conserve capital and deliver a faster payback on investment.  Clients are also looking for offerings that address specific needs such as energy savings, security and resiliency, and risk and compliance.  The advantage of having a high value services business is that we can adapt our offerings to meet clients’ needs.

We’re also continuously investing to extend our technology leadership, such as our new System z, introduction of POWER6 to our server lines, and new releases of advanced social networking software.

And finally, this quarter we once again leveraged our financial strength.  We have significant annuity content, which provides stability to the model.  We expanded pre-tax margin by a point, as we focus on driving productivity in our own business.

We generated $1 billion more free cash flow year to year, proving that we can convert our profit to cash.  And with debt-to-cap now at 27 percent, and almost $10 billion of cash on hand, we have substantial flexibility to make investments where we see the best opportunities.

You put all of this together, and we call it “The IBM Difference.”

So we had a very strong quarter, and first half.  And based on this performance, we’re taking our view of the year up by another 25 cents, and we now expect earnings per share of at least $8.75, which is growth of at least 22 percent over 2007 reported results.  With this strong performance, we are well on track to our 2010 roadmap of $10 to $11 of earnings per share.

Now Patricia and I will take your questions.

CLOSING

Thanks, Mark.

Before we begin the Q&A I’d like to remind you of a couple of items.

First, we have supplemental charts at the end of the deck that complement Mark’s prepared remarks.

Second, I’d ask you to refrain from multi-part questions.

When we conclude the Q&A, I’ll turn the call back to Mark for some final remarks.